                                                                 EXHIBIT 23(h)4

                          SUB-ADMINISTRATION AGREEMENT

         This SUB-ADMINISTRATION AGREEMENT (the "Agreement") is made as of January 1, 2003 by and among THE BANK OF NEW YORK ("BNY"), BACAP Distributors, LLC ("BACAP Distributors") and NATIONS MASTER INVESTMENT TRUST ("Master Trust").

         WHEREAS, Master Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, BACAP Distributors serves as the Administrator for the investment portfolios of Master Trust pursuant to a separate Administration Agreement; and

         WHEREAS, BACAP Distributors desires to retain BNY to render certain sub-administrative and other services to Master Trust and to BACAP Distributors, as Administrator of Master Trust, and BNY is willing to render such services.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

         1.       Appointment and Duties as Sub-Administrator.

         (a) BACAP Distributors hereby appoints BNY to act as Sub-Administrator of Master Trust and to render sub-administrative services for each portfolio of Master Trust listed on Schedule I (individually, a "Portfolio" and collectively, the "Portfolios") and BNY hereby accepts such appointment and agrees to render the services and duties set forth in Schedule II as it may be amended from time to time, for the compensation and on the terms herein provided. Each new investment portfolio established in the future by Master Trust or BACAP Distributors will become a "Portfolio" for all purposes hereunder when BNY receives a revised Schedule I from BACAP Distributors or Master Trust that includes such new portfolio.

         (b) Subject to the other provisions of this Section 1, in performing all services under this Agreement, BNY shall (i) act in conformity with Master Trust's Declaration of Trust and Bylaws (the "Bylaws"), the 1940 Act and the rules thereunder, including but not limited to Rules 31a-1 to 31a-3, and other applicable laws and regulations, as the same may be amended from time to time, and Master Trust's Registration Statement, as such Registration Statement may be amended from time to time; (ii) consult and coordinate with BACAP Distributors and Master Trust, as necessary and appropriate; and (iii) advise and report to BACAP Distributors and Master Trust, as necessary or appropriate, with respect to any compliance matters that come to its attention. In performing all services under this Agreement BNY shall meet the minimum quality of service standards set forth on Schedule III.


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

         (c) Master Trust has furnished BNY and BACAP Distributors with copies properly certified or authenticated of each of the following: (i) Master Trust's Declaration of Trust or other organizational document and all amendments thereto (the "Declaration"); (ii) Master Trust's Bylaws; (iii) resolutions of Master Trust's Board of Trustees or other governing body (the "Board") authorizing the execution, delivery and performance of this Agreement by Master Trust; (iv) Master Trust's most recent Post-Effective Amendment to its Registration Statement on Form N-1A (the "Registration Statement") under the 1940 Act (File No. 811-09347), as filed with the Securities and Exchange Commission (the "SEC") relating to interests in the Portfolios (the "Interests"); (iv) the Portfolios' current Prospectus(es); (v) the Portfolios' current Statement(s) of Additional Information; and (vi) the pricing procedures applicable to the calculation of the Portfolios' net asset values as approved by Master Trust's Board (the "Pricing Procedures"). It is solely Master Trust's responsibility to furnish BNY from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, and BNY will not be held to have knowledge of any such amendments or supplements until the same are actually received by BNY. Furthermore, Master Trust will provide BNY with any other documents that BNY and BACAP Distributors may reasonably request and will notify BNY and BACAP Distributors as soon as possible of any matter materially affecting either BNY's or BACAP Distributors' performance of its services under this Agreement.

         (d) Subject to the direction and approval of Master Trust's Board and appropriate officers and the provisions of this Agreement, BNY shall provide to each Portfolio the administrative services set forth on Schedule II attached hereto. In performing such services hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel. BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Portfolio, distribution of Interests of any Portfolio, maintenance of any Portfolio's financial records (except as otherwise agreed by the parties) or any services normally performed by the Portfolios' counsel or independent accountants. Upon receipt of Master Trust's prior written consent, BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Unless expressly agreed in writing, BNY shall not be relieved of liability or responsibility for the performance of any duties or obligations delegated to a delegee or agent, provided that BNY shall have no liability for duties or obligations that are delegated to a delegee or agent at the instruction of Master Trust or BACAP Distributors. Master Trust and BACAP Distributors shall cause their respective officers, and shall use reasonable efforts to cause Master Trust's or BACAP Distributors' legal counsel and independent accountants to cooperate with BNY and to provide BNY, upon BNY's reasonable written request, such information, documents and advice relating to such Portfolio as is within the possession or knowledge of such persons, in order to enable BNY to perform its duties hereunder. Such cooperation or provision of information, documents or advice shall be at no cost to BNY, provided BNY's request is reasonable and BACAP Distributors shall have been notified of the request. In connection with its duties hereunder, BNY shall be entitled to reasonably rely upon any documents relating to a Portfolio provided to BNY by any of the aforementioned persons. BNY may apply to Master Trust or BACAP Distributors for written instructions with respect to any matter arising in connection with BNY's performance hereunder. If, after a reasonable period of time, BNY receives no response to any such application, BNY may then notify Master Trust or BACAP


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

Distributors of reasonable action that BNY shall take if written instructions are not received within a stated period of time after such notice, and then BNY shall not be liable for taking such reasonable action as if written instructions had been provided. BNY is entitled to reasonably rely and act in accordance with written instructions believed to have been given by authorized persons and shall incur no costs for such reasonable reliance. BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule II hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

         (e) Master Trust and BACAP Distributors, for itself and not for the others, hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that: (i) it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered by it in accordance with all requisite action and constitutes a valid and legally binding obligation, enforceable in accordance with its terms; (iii) it is conducting its business substantially in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; (iv) there is no statute, regulation, rule, order or judgment binding on it and no provision of its Declaration or Bylaws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and (v) Master Trust and BACAP Distributors will use reasonable efforts to promptly notify BNY of any errors or omissions contained in any reports, calculations, valuations and other items of information, provided that any failure by Master Trust or BACAP Distributors to detect any such errors or omissions shall not relieve BNY of any resulting liability therefrom. To the extent that BACAP Distributors has actual knowledge of any such error or omission and fails to use reasonable efforts to promptly notify BNY, BNY shall be relieved of any liability that BNY may have mitigated had BACAP Distributors provided notice of such error or omission to BNY.

         (f) BNY hereby represents and warrants to Master Trust and BACAP Distributors, which representations and warranties shall be deemed to be continuing, that: (i) it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered by it in accordance with all requisite action and constitutes a valid and legally binding obligation, enforceable in accordance with its terms; and (iii) it is conducting its business substantially in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Declaration or Bylaws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

         2. Compensation. For the services to be rendered, the facilities to be furnished and the compensation and other expenses to be borne by BNY, as provided for in this Agreement,


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BNY shall be entitled to receive a monthly fee from BACAP Distributors and reimbursement for out-of-pocket expenses as set forth in Schedule IV to this Agreement. It is understood that BACAP Distributors shall be responsible for BNY's monthly fee for its services hereunder, and BNY agrees that it shall have no claim against Master Trust or the Portfolios with respect to compensation under this Agreement.

         3. Recordkeeping. BNY shall, as agent for Master Trust, and subject to the direction and approval of Master Trust's Board and the provisions of this Agreement, maintain and keep current the books, accounts and other documents, if any, pursuant to the services and duties provided by BNY as set forth in Schedule II of this Agreement, and preserve any such books, accounts and other documents in accordance with the applicable provisions of Rule 31a-2 of the 1940 Act. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of Master Trust and BACAP Distributors during BNY's normal business hours. All records maintained and preserved by BNY pursuant to this Agreement which Master Trust is required to maintain and preserve in accordance with Rule 31a-2 of the 1940 Act shall be and remain the property of Master Trust and shall be surrendered to Master Trust promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of Master Trust, BNY shall provide in data files or hard copy, whichever Master Trust shall reasonably elect, any records included in any such delivery which are maintained by BNY on a computer disc, or are similarly maintained, and Master Trust shall reimburse BNY for its expenses of providing such hard copy.

         4.       Standard of Care; Indemnification.

         (a) BNY shall at all times act in good faith and agrees to use its best efforts to fulfill its obligations under this Agreement, but assumes no responsibility for loss or damage to Master Trust unless such loss or damage is caused by BNY's own negligence, bad faith or willful misconduct or that of its directors, officers or employees. BNY shall be responsible hereunder for all direct damages resulting from its own negligence, bad faith or willful misconduct, provided however that it shall not be responsible for lost profits or lost business arising under or in connection with this Agreement. It is understood and agreed that for purposes of this Section 4(a), "direct damages" shall include, but shall not be limited to, all legal costs, penalties, reimbursement for excess distribution and redemption payments, repurchasing costs for servicing agents and reimbursement to the Portfolios for net asset value breaks (as calculated under the Pricing Procedures).

         (b) Master Trust, on behalf of each Portfolio, will indemnify BNY against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses of a defense against any claim, demand, action or suit), relating to the particular Portfolio and arising from any one or more of the following: (i) errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any person described in Section 1 hereof or by any third party described in Section 5;
(ii) action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions described in this Agreement (or otherwise without bad faith, negligence or willful misconduct); (iii) any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for a Portfolio, Master Trust, BACAP


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Distributors (obtained in accordance with the procedures set forth in this
Agreement) or its own counsel; (iv) any improper use by the Portfolio, Master Trust, BACAP Distributors or their respective agents, of any valuations or computations supplied by BNY pursuant to this Agreement; (v) the method of valuation of the securities and the method of computing a Portfolio's net asset value or any other amount computed by BNY hereunder, provided BNY has followed the Pricing Procedures; and (vi) any valuation of securities, net asset value or other amount provided by a Portfolio or BACAP Distributors. BNY will not confess any claim or settle or make any compromise in any instance in which Master Trust will be asked to provide indemnification, except with Master Trust's prior written consent. Any amounts payable by Master Trust under this
Section 4(b) shall be satisfied only against the assets of the Portfolio involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of Master Trust.

         5.       Portfolio Accounting and Other Services.

         (a) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by a Portfolio and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of a Portfolio's liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Portfolio Interests effected by or on behalf of the Portfolio. In the event BNY's computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable, or any other third party pricing source designated by Master Trust, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. BNY shall not be required to inquire into any valuation of securities or other assets by the Portfolio or any third party described in this Section, even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

         (b) Subject to the provisions of this Agreement and the direction and approval of Master Trust's Board, BNY shall perform the computations described in Schedule II at such times and dates and in the manner specified or described in the then-current Prospectus(es) of a Portfolio. To the extent valuation of securities or a computation specified or described in a Portfolio's Pricing Procedures or then-current effective Prospectus is at any time inconsistent with any applicable laws or regulations, Master Trust or BACAP Distributors shall immediately so notify BNY in writing and thereafter shall furnish BNY at all appropriate times with the values of such securities and such Portfolio's net asset value or other amounts otherwise to be calculated by BNY, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and make such computations in a manner which Master Trust or BACAP Distributors then represents in writing to be consistent with all applicable laws and regulations. Master Trust or BACAP Distributors may also from time to time, subject to the prior approval of BNY, instruct BNY in writing to make computations other than as specified in this Section of this Agreement. By giving such instruction, Master Trust or BACAP Distributors shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then-current effective Prospectus of the particular Portfolio. Master Trust or BACAP Distributors shall have sole responsibility for determining the method of valuation of securities and the method of computations, and all computations, valuation of securities and the method of computing each Portfolio's net asset value shall be subject to approval by Master Trust and BACAP Distributors. BNY shall not be liable for relying on any price provided by any pricing service believed by BNY to be reliable, and Master Trust or BACAP Distributors shall furnish values when the same are not available from a pricing service utilized by BNY, with such furnishing to constitute an instruction to BNY to rely on the provided values.

         (c) BNY shall be responsible for determining and properly reflecting in the computations made by it under this Agreement: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Portfolio; (ii) the taxable nature or effect on a Portfolio or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Portfolio to its shareholders; (iv) the effect under any federal, state, or foreign income tax laws of a Portfolio making or not making any distribution or dividend payment, or any election with respect thereto; or (v) any tax accounting; provided, however, that if BNY is not certain of the taxable nature, amount or effect of any such item, it may seek instructions regarding the proper treatment of such item from Master Trust or BACAP Distributors in accordance with the procedures set forth in Section 1(e), above, and shall have no liability for acting in reliance on such instructions.

         6.       Termination of Agreement.

         (a) This Agreement shall become effective as of the date first set forth above and shall remain in full force and effect unless terminated pursuant to the provisions of Section 6(b).

         (b) This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice to BNY by BACAP Distributors or by vote of the Board of Master Trust; or upon 180 days' written notice to BACAP Distributors and Master Trust by BNY. Upon any such termination, BNY will cooperate with and assist Master Trust, BACAP Distributors, their agents and any successor administrator(s) or sub-administrator(s) in the substitution/conversion process. In connection with any termination of this Agreement, unless BNY is in breach of this Agreement, the Portfolios and BACAP Distributors agree to pay BNY any compensation and reimbursement for out-of-pocket expenses as may then be due and payable, as well as agreed-upon out-of-pocket expenses incurred in connection with a termination. If BNY is in breach of this Agreement, the Portfolios and BACAP Distributors may offset any compensation or reimbursement amounts owed to BNY by the amount of damages, costs and expenses incurred as a result of BNY's breach, including costs, expenses and reasonable incremental fees for a period not to exceed one year incurred in connection with a conversion by Master Trust and BACAP Distributors to a successor service provider. In the


                                       6
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event of a dispute as to the amount of such damages, the Portfolios and BACAP
Distributors agree to escrow the set-off amount.

         (c)      Sections 4 and 8 shall survive this Agreement's termination.

         7. Amendments. Except as expressly provided in the first paragraph of Section 1, no provision of this Agreement may be amended or modified orally, but only by an instrument in writing signed by the party against which enforcement of the amendment or modification is sought.

         8. Confidentiality. All books, records, information and data pertaining to the business of Master Trust, or its prior, present or potential shareholders that are exchanged or received in connection with the performance of BNY's duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by Master Trust or as may be required by law, and shall not be used for any purpose other than performance of its responsibilities and duties hereunder, and except that BNY retains the right to disclose matters subject to confidentiality to its examiners, regulators, internal or external auditors, its accountants, its internal and external counsel, and to any other entity whenever it is advised by its internal or external counsel that it is reasonably likely that BNY would be liable for a failure to do so. BNY will endeavor to provide written notice to Master Trust and BACAP Distributors at least five business days prior to any disclosures pursuant to this Section 8, but, provided it shall have provided as much notice as is reasonably practicable under the circumstances, BNY shall have no liability for any failure to do so.

         9. Service to Other Companies. Master Trust and BACAP Distributors acknowledge that BNY now provides, will continue to provide and may in the future provide administrative or other services to other investment companies or series of investment companies, and Master Trust and BACAP Distributors have no objection to BNY so doing. Master Trust and BACAP Distributors further acknowledge that the persons employed by BNY to assist in the performance of BNY's duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of BNY or any affiliate of BNY to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         10.      Miscellaneous.

         (a) This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Portfolio, Master Trust and BACAP Distributors hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. To the extent that in any such jurisdiction any of the aforementioned persons may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, each irrevocably agrees not to claim, and it hereby waives, such immunity.


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

         (b) In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

         (c) Each and every right granted to BNY, Master Trust or BACAP Distributors hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY, Master Trust or BACAP Distributors to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY, Master Trust or BACAP Distributors of any right preclude any other or future exercise thereof or the exercise of any other right.

         (d) BNY shall not be responsible for delays or errors that occur by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, provided that reasonable back-up and disaster recovery systems are in place, including, without limitation, labor difficulties, mechanical breakdowns, computer breakdowns or malfunctions (hardware or software), flood or catastrophe, acts of God, failures of transportation, communication or power supply, or other similar circumstances. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

         (e) Any notice or other instrument authorized or required by this Agreement to be given in writing to Master Trust, BNY and/or BACAP Distributors shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To Master Trust:

                  Nations Master Investment Trust
                  One Bank of America Plaza
                  101 South Tryon Street
                  Charlotte, NC  28255-0001
                  Attention:  Secretary

                  To BACAP Distributors:

                  BACAP Distributors, LLC
                  One Bank of America Plaza
                  101 South Tryon Street
                  Charlotte, NC  28255-0001
                  Attention:  Secretary


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

                  To BNY:

                  The Bank of New York
                  90 Washington Street
                  22nd Floor
                  New York, NY  10286
                  Attention:  Stephen E. Grunston

         (f) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by BNY, nor may BNY delegate responsibility for the performance of any of its duties hereunder, without the written consent of the other parties hereto.

         (g) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

         (h) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (i) This Agreement constitutes the entire agreement between the parties hereto with respect to the provision by BNY of sub-administrative services and the receipt of fees therefor, and supersedes all prior arrangements or understandings, written or oral, with respect to the provision by BNY of such services and the receipt of fees therefor.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                        THE BANK OF NEW YORK


                                        By: /s/ Ira Rosner
                                           ----------------------------
                                            Ira Rosner
                                            Vice President

                                        BACAP DISTRIBUTORS, LLC


                                        By: /s/ Edward D. Bedard
                                           ----------------------------
                                            Edward D. Bedard
                                            Senior Vice President
                                            Chief Operating Officer

                                        NATIONS MASTER INVESTMENT TRUST


                                        By: /s/ Robert H. Gordon
                                           ----------------------------
                                            Robert H. Gordon
                                            President

                                  SCHEDULE I

1.      High Yield Portfolio

2.      International Bond Portfolio

Approved:  November 21, 2002

                                  SCHEDULE II

                       PORTFOLIO ADMINISTRATION SERVICES

         BNY shall perform the following sub-administrative services, in addition to any other services agreed to from time to time:

- Monitor and document compliance by the Portfolios with their policies and restrictions as delineated in their Prospectuses and Statements of Additional Information, including any supplements or amendments thereto, and with the rules and regulations under the 1940 Act utilizing Charles River Development's compliance monitoring system or by such other means as the parties may agree. BACAP Distributors shall be responsible for communicating such policies and restrictions, including any changes thereto, to BNY by such means as the parties agree.

- Provide income attribution summary schedules necessary for year-end tax reporting. Provide a gross up for foreign taxes on a per share basis and the redesignation of income and capital gains on a per share basis.

- Prepare federal, state, excise and local income tax returns for the Portfolios and file such returns upon the approval of the Portfolios' independent accountants; monitor, report on and prepare periodic worksheet and tax provision packages with respect to Sub-Chapter M qualifications; prepare and file all Form 1099s with respect to the Portfolios' Trustees; monitor compliance with Section 4982 of the Internal Revenue Code; calculate and maintain records pertaining to original issue discount and premium amortization as required; identify wash sales and all other book/tax differences, and report results to the Portfolios' independent accountants and Portfolios' management; and such other duties relating to federal and/or state tax compliance as the parties may agree. BNY shall be responsible for providing all pertinent tax information to the Portfolios' independent accountants.

-        Prepare Return of Capital Statement of Position 93-2 adjustments.

- Support BACAP Distributors in its preparation of the schedules and provide BACAP Distributors unaudited quarterly and semi-annual and audited annual financial statements and schedules of Portfolio investments by providing, without limitation, each Portfolios' schedule of investments and general ledger in electronic format and/or hard copy, as required, and such other information as may be necessary to complete such financial reports.

- Prepare statistical reports for outside information services (referenced in Schedule V), and such other information services as the parties may agree, including the ICI expense survey.

- Prepare calculations for capital gains pursuant to IRS rules in conjunction with BACAP Distributors and the Portfolios' independent accountants.

- Attend Portfolio shareholder and Board of Trustees meetings as requested by BACAP Distributors, including making such presentations as are appropriate, and, with respect to the

         Portfolio administration services described herein, provide such periodic and special reports to Master Trust and BACAP Distributors as Master Trust and BACAP Distributors shall reasonably request.

                    PORTFOLIO ACCOUNTING AND OTHER SERVICES

         BNY shall provide all accounting and recordkeeping services necessary and appropriate for the business of the Portfolios, including but not limited to those set forth below.

                     Required Records; Ledgers and Journals

         BNY shall keep current the following accounts and records relating to the business of the Portfolios, in such form as is required by the 1940 Act and the rules thereunder, and generally accepted accounting principles, to support all filings under applicable federal and state tax laws and regulations and as may be mutually agreed to among Master Trust, BACAP Distributors and BNY, and shall make available to BACAP Distributors and/or Master Trust upon request:

1.       Cash Receipts Journal

2.       Cash Disbursements Journal

3.       Dividends Paid and Payable Schedule (book vs. tax basis)

4.       Purchase and Sales Journals - Portfolio Securities

5.       Realized/Unrealized Gain (Loss) Reports

6.       Subscription and Redemption Journals

7.       Security Ledgers - Transaction Report and Tax Lot Holdings Report

8.       Broker Ledger - Commission Report

9.       Daily Expense Accruals

10.      Daily Interest Accruals

11.      Daily Trial Balance

12.      Portfolio Interest Receivable and Income Journal

13.      Portfolio Dividend Receivable and Income Register

14. Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security

15.      Aged Receivables (dividends, interest, tax reclaiming)

16.      Portfolio Turnover Rate

17.      Cash reconciliations

18.      Position reconciliations

         BNY will be responsible for maintaining, in accordance with Section 31 and the rules thereunder of the 1940 Act, all books and records so required and generated in the course of performing their duties under this agreement. Further, at a minimum, BNY shall maintain on-site the above referenced reports as of each month end for the most recent fiscal year-ended and the current fiscal year.

                           Daily Accounting Services

         BNY shall perform the following services on each Business Day:

1. Calculate Net Asset Value (NAV), and Public Offering Price (POP) Per Share Pursuant to SEC formulas:

         - Update the valuation of security positions held by each Portfolio's portfolio in accordance with the Portfolio's Pricing Procedures and any other appropriate procedures established by the Board and BACAP Distributors as BACAP Distributors shall provide BNY in writing

         - When instructed by BACAP Distributors, enter manual prices supplied by broker and link to pricing procedures

         - Calculate each Portfolio's NAV/POP in accordance with the applicable Pricing Procedures approved by Master Trust's Board of Trustees and prepare NAV proof sheet. Review components of change in NAV for reasonableness based on the tolerance levels as BACAP Distributors shall direct BNY in writing

         - Review variance reporting for price changes in individual securities using variance levels established by Portfolio and report to Portfolio portfolio managers and to BACAP Distributors

         -        Review for ex-dividend items indicated by pricing sources;
                  trace to general ledger for agreement

         - Communicate required pricing and yield information (NAV/POP), as appropriate, to BACAP Distributors and, electronically, to NASDAQ and to such other third parties as designated by the Portfolios with respect to its various distribution channels. In addition, provide Portfolio share activity to BACAP Distributors.

2.       Dividend Rates/Yields/Dollar Weighted Average Maturity:

         - Calculate, subject to the approval of BACAP Distributors, net investment income available for distribution daily as appropriate

         - Calculate daily dividend rate, and 1, 7, 30-day yields/SEC yields

         -        Calculate dollar weighted average maturity

3.       Determine and Report Cash Availability:

         - Receive daily cash and transaction statements from the Portfolios' Custodian

         - Complete daily bank cash reconciliations (including documentation of any reconciling items) and notify the Portfolios' Custodian

         - Report investable cash to BACAP Distributors and Portfolio sub-advisers

4.       Daily Expense Accruals:

         - Accrue individual expenses on a daily basis based on Instructions provided by BACAP Distributors, except for those instances where such an adjustment would cause a full penny break in NAV, in which case such adjustment will be included in the calculation of NAV on the day received

         - If applicable, accrue daily amortization of organization expense as instructed by BACAP Distributors

         -        If applicable, accrue daily Rule 12b-1 Plan expenses

         - Adjust expense accruals as instructed by BACAP Distributors and provide reports as requested by BACAP Distributors

5.       Verify and Record All Daily Income Accruals for Debt Issues:

         -        Track income and provide year end tax schedules

         -        Review and verify all interest and amortization reports

         -        Periodic tie-out of receivables

         - Ensure security masters denote proper interest and amortization methods as per the fund set up sheets as instructed by BACAP Distributors

6.       Monitor Securities:

         - Review each Portfolios' portfolio holding and current days security trades for dividend activity

         - Interface with Portfolios' Custodian for timely collection and postings of corporate actions, dividends and interest pre-payments

7.       Enter All Security Trades:

         -        Review verification of trade and interest calculations

         -        Verify settlement through custodian statements

         -        Maintain security ledger transaction reporting

         -        Maintain tax lot holdings

         -        Determine realized gains or losses on security trades

         -        Provide broker commission information

8.       Enter All Portfolio Share Transactions:

         -        Periodically reconcile dividend payable amounts

         -        Process activity identified on reports

         -        Verify settlement through custodian statements

         -        Reconcile to report balances

         -        Process and track capital stock gain/loss activity

9.       Prepare Daily Trial Balance:

         -        Post manual entries to general ledger

         -        Post custodian bank activity

         - Require automated settled transactions between custody and activity records (prepare, clear and post)

         -        Post shareholder and security transactions

         - Post and verify income and expense accruals and resolve differences

         -        Prepare general ledger

         -        Post corporate action activity

10.      Review and Reconcile Custodian Statements:

         - Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. when requested

         -        Post all cash settlement activity to trial balance

         -        Reconcile to ending cash balance accounts

         - Report to BACAP Distributors the status of past due items and failed trades with the custodian

         - Reconcile cash exception Income items, tax reclaims and past due income items with custody area

11.      Preparation of Accounting Reports:

         -        Price Variance Report

         -        Trial Balance

         -        Portfolio Valuation

         -        NAV Calculation Report

         -        Cash Availability

         -        Change in NAV

         -        Non-standard entries

         -        Stale Price Report

         - Other such reports as may be reasonably be requested by BACAP Distributors

                           Monthly/Quarterly Services

         BNY shall provide the following services on a monthly or quarterly basis, within such timeframe as may be mutually agreed upon by BNY, Master Trust and BACAP Distributors:

1.       Submission of Monthly Accounting Reports as mutually agreed upon

2.       Reconcile Asset Listing to Custodian Asset Listing

3.       Provide Monthly Analysis and Reconciliation of Trial Balance Accounts

4.       Prepare Documentation Supporting the Preparation of:

         -        SEC yield reporting

         -        Income by state reporting

         - Standard Industry Code Valuation Report (please provide BACAP Distributors' industry code classifications/is there a standard for all funds)

         -        Alternative Minimum Tax Income segregation schedule

5.       Provide Upon Request Broker Commission and Net Trade Reports

                  Annual (and Semi-Annual) Accounting Services

         BNY shall provide the following services on an annual and semi-annual basis:

1. Supply auditors InvestOne reports supporting securities and shareholder transactions, income and expense accruals, etc. during the year in accordance with standard audit assistance requirements

2. Provide BACAP Distributors with information to assist BACAP Distributors in the preparation of NSAR filings

                              Other Core Services

         BNY shall provide the following services:

         - Accrete discounts and amortize premiums to put and call events as directed by BACAP Distributors and in a manner acceptable under generally accepted accounting principles

         -        Process principal repayments on mortgage backed securities

         -        Update variable securities with current rates

         - Process corporate action events through a primary vender feed, and monitor results via Reuters, Bloomberg, or other available sources as the parties may agree

         - Perform automated portfolio pricing with a second vendor as requested by BACAP Distributors

         - Produce documents and respond to inquiries during account and SEC examinations

         Money Market Portfolios: Prepare daily mark to market reports and analysis in compliance with Rule 2a-7 including:

         -        Calculating the daily portfolio weighted average maturity

         - Report portfolio diversification based on trade/security information provided by BACAP Distributors by:

                           Country, State, Tier, Liquidity, Asset Backed Securities, Industry, Letter of Credit

         - Listing percentage of portfolio maturing in specified intervals (i.e., number of days)

         - Providing issuer and guarantor diversification exception reporting

         International Portfolios: BNY shall provide the following services:

         -        Report in base and local currency

         - Processing of tax liability on foreign income subject to approval of BACAP Distributors

         - Daily variance analysis performed on FX rates for security position held

         - Produce automated bifurcation reporting in compliance with IRC Section 988

         - Mark to market security receivables and payables on a daily basis

         -        Determine portfolio exposure by country and currency

         In addition to the above, BNY will provide additional support as agreed upon from time to time (i.e., financial statement production).

                                  SCHEDULE III

                      SERVICE LEVEL PERFORMANCE STANDARDS

                          SERVICE                                                       STANDARD
                          -------                                                       --------
1.       Daily Cash Availability                             [ ]      100% accuracy and delivery by 9:00 a.m
                                                                      EST for Money Market Portfolios and
                                                                      9:30 a.m. EST for all others

                                                             [ ]      Compensation for uninvested
                                                                      cash at Nations Cash Reserves'
                                                                      mill rate

2.       Calculation of daily NAVs                           [ ]      100% accuracy by 5:00 p.m. EST
                                                                      including pricing, expense accruals, cash
                                                                      activity, manual entries, S/H activity.
                                                                      Delivery by 5:45 p.m. EST

3.       Review of daily NAVs                                [ ]      100% review by 5:30 p.m. EST

                                                                      [ ]      Review of NAV components for
                                                                               reasonableness including analysis of
                                                                               the change in the NAV and the
                                                                               change in mill rates.

                                                                      [ ]      Review of price variance report

                                                                      [ ]      Review of manual proof

4.       NASDAQ Reporting                                    [ ]      100% accuracy and communication by
                                                                      5:45 p.m. EST

5.       Daily Pricing and Rate Report (DPRR)                [ ]      100% accuracy in nightly transmission of
                                                                      DPRRs

                                                                      [ ]      Money Market Portfolios-5:30 p.m.
                                                                               EST

                                                                      [ ]      All other Portfolios- 6:00 p.m. EST

6.       FundStation Report (SubM)                           [ ]      100% accuracy and nightly transmission
                                                                      by 7:00 p.m. EST

7.       Processing of trade tickets                         [ ]      100% accuracy and processed by T+1 if
                                                                      received by the following cut-off times:

                                                                      [ ]      All Portfolios (except International)
                                                                               - 10:00 am (T+1)

                                                                      [ ]      International - 12:00 pm (T+1)

                                                                      [ ]      Same day settlements - 1:30 pm


                                     III-1

                          SERVICE                                                       STANDARD
                          -------                                                       --------
8.       Problem Resolution (general)                        [ ]      NAV impact analysis within 1 day

                                                             [ ]      Clear and timely communication of 100%
                                                                      of issues

                                                             [ ]      Ongoing Tracking

9.       Cash reconciliations                                [ ]      Performed daily and sent daily to
                                                                      BACAP Distributors (Money Market
                                                                      Portfolios) and sent weekly to BACAP
                                                                      Distributors (all other Portfolios)

                                                             [ ]      Issues communicated to BACAP
                                                                      Distributors same day

                                                             [ ]      Outstanding items addressed within 1
                                                                      business day

10.      Position Reconciliations                            [ ]      Performed daily and sent weekly to
                                                                      BACAP Distributors

                                                             [ ]      Issues communicated to BACAP
                                                                      Distributors same day

                                                             [ ]      Open issues addressed within 2 business
                                                                      days

11.      Tax reporting

         [ ]      Federal, state, tax returns                [ ]      Tax provision package prepared within
                                                                      time parameters as set by BACAP
         [ ]      Tax provision packages including                    Distributors/Independent tax personnel
                  Sub-M and excise tax amounts/                       (PWC)
                  distributions
                                                             [ ]      Estimates of tax requirements prepared as
         [ ]      Identification of all book/tax                      required by BACAP Distributors for
                  differences                                         proper tax planning

         [ ]      Capital gain estimate preparations

12.      Statistical Reports                                 [ ]      Filed within the time parameters as set
                                                                      forth by each statistical service

13.      Expense accruals/payments                           [ ]      Payments made on the business day
                                                                      written instructions from an authorized
                                                                      signator received

                                                             [ ]      Expense accruals made with 100%
                                                                      accuracy based upon written instructions
                                                                      from BACAP Distributors


                                     III-2

                          SERVICE                                                       STANDARD
                          -------                                                       --------
14.      Management Reports                                  [ ]      Provided to BACAP Distributors within
                                                                      10 business days of month end

15.      Year end tax reports                                [ ]      Provided to BACAP Distributors within
                                                                      the time frame agreed to

16.      Annual/Semi-Annual Reports                          [ ]      Provide Trial Balance within 5 business
                                                                      days after annual/semi-annual period

                                                             [ ]      Provide additional financial statement
                                                                      support as agreed to

17.      Daily Reports                                       [ ]      To be provided on the following day

                                                                      [ ]      Provide detailed portfolio valuation

                                                                      [ ]      Trial Balance

18.      Daily Cash Sweep                                    [ ]      100% accuracy and communication by
                                                                      2:00 p.m. EST

                                                             [ ]      Nations Cash Reserves

                                                             [ ]      AIM

                                                             [ ]      Nuveen

19.      Post Dividends / Corporate Actions                  [ ]      100% accuracy and posted on effective
                                                                      date

20.      Monthly Reconciliations                             [ ]      Complete reconciliations within 10
                                                                      business days

21.      Reporting to Sub-Advisors                           [ ]      Provide nightly and other periodic
                                                                      reporting to Nations Funds Sub-Advisors

22.      Compliance                                          [ ]      Provide compliance reports as requested
                                                                      by BACAP Distributors


                                     III-3

                                  SCHEDULE IV

                       PORTFOLIO PRICING, FUND ACCOUNTING
             FUND ADMINISTRATION AND BOOK & TAX ALLOCATION SERVICES
                                  FEE SCHEDULE
                                      FOR
                            BACAP DISTRIBUTORS, LLC
                              HIGH YIELD PORTFOLIO
                          INTERNATIONAL BOND PORTFOLIO
                               PER FUND/PER ANNUM

PORTFOLIOS

6        basis points per annum on the first $500 million of each of the portfolio's average net assets;

5        basis points on the next $500 million;

4        basis points on the next $250 million;

3        basis points on the next $250 million;

1/2      of one basis point on the excess.

SYSTEM DEVELOPMENT/USAGE/SPECTRA REPORT WRITER

         There will be no charges for developing systems interfaces with us or for on-going usage of any Bank systems related to fund accounting or administration services.

         ACCOUNTING OUT-OF-POCKET EXPENSES

         The cost of prices for securities exclusively held by the each fund obtained from third party pricing vendors will be in addition to the above fees.

         ADMINISTRATION OUT-OF-POCKET EXPENSES

         These expenses are billed as they are incurred at cost. Out-of-pocket expenses traditionally include, but are not limited to, cost associated with attendance at Board Presentations, printing shareholders reports, express mail charges, etc.

         BILLING CYCLE

         The above fees will be billed on a monthly basis.

                                   SCHEDULE V

All Database Companies                                  Quarterly List
----------------------                                  --------------
AMG Data Services                                       Lipper
Barron's                                                Morningstar
Bloomberg                                               CDA Wiesenberger
CDA Wiesenberger                                        Investment Company Institute
Commerce Clearing House (CCH)                           S&P Micropal
Forbes                                                  Institute for Economic Research
Institute for Economic Research                         Value Line
Interactive Data Services                               Media General Financial Services
Investment Company Institute                            LCG Associates
LCG Associates                                          Closed End Fund Digest (Closed End Only)
Lipper                                                  Lipper - International (Closed End Only)
Media General
Moody's Investors Service
Morningstar
S&P Micropal
Strategic Insights
Value Line


                                      V-1